3DIcon Welcomes Victor Keen To Its Board

TULSA, Okla.-November 13, 2007 -- 3DIcon Corporation (OTCBB: TDCP), a development-stage technology company, today announced the appointment of Victor Keen to its board of directors. Mr. Keen is a significant shareholder in 3DIcon and currently serves on the board of directors of Research Frontiers, Inc. (NASDAQ: REFR). He has extensive experience in the arena of technology commercialization and licensing.

Victor Keen is a graduate of Harvard Law School and Trinity College. Until March 1, 2007 he served as the chair of the Tax Practice Group at Duane Morris, LLP, one of the 100 largest law firms in the U.S. with more than 600 attorneys. Mr. Keen has become of counsel to the firm. He currently devotes the majority of his time to his board memberships as well as real estate investments in New York City.

For more than ten years Mr. Keen has served on the board of Research Frontiers, a developer of “Smart Glass” through licensees around the world. For the past five years he has also served as the head of the compensation committee for Research Frontiers. Recently, Mr. Keen assumed the position of Board Observer for Egenix, Inc., a bioresearch firm focused on developing treatments for several specific cancers.

Mr. Keen has a successful history of investment in both start-up and operational stage companies. "I look forward to playing an active role as a board member by supporting 3DIcon through its next phase of growth via technology commercialization, licensing, strategic partnerships, and revenue generation,” stated Mr. Keen. “I see tremendous potential in their technology portfolio.”

Martin Keating, 3DIcon's chairman and CEO, stated, “We are honored to welcome Victor Keen as our newest board member. The progress we have made has attracted topflight business people to our board who, we feel, will further support and facilitate our growth."

About 3DIcon Corporation

3DIcon Corporation is a development-stage company whose mission is to create and market genuine full-color, volumetric 360-degree 3D technology. Through a sponsored research agreement with the University of Oklahoma (OU), 3DIcon owns the exclusive worldwide marketing rights to all 3D intellectual properties developed or under development under its SRA.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995
With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

Contact:
3DIcon Corporation
Investor and Media Relations:
Dilek Mir, 646-233-3353